Exhibit 4.11

FREMANTLE SHARE PLEDGE AGREEMENT

Re: Shares of Peace Arch Entertainment Group Inc.

The undersigned refer to the Conversion Right Assumption Agreement (the "Conversion Right Assumption Agreement") of even date among the parties, and others, by which Peace Arch Project Development Corp. ("PAPDC") is assuming among other things all of the obligations of Peace Arch Entertainment Group Inc. ("PAE") to Fremantlemedia Enterprises Ltd. under a Conversion Right Certificate dated January 30, 2003 issued by PAE to Fremantle and to the Conversion Right Certificate dated May 31, 2004 being issued by PAPDC to Fremantle (the "PAPDC Conversion Right Certificate") . Unless otherwise indicated, terms used herein have the same meanings as ascribed to them in the Conversion Right Assumption Agreement.

IN CONSIDERATION OF the sum of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties agree as follows

1.

In this agreement:

(a)

the "Pledged Shares" means 3,153,814 common shares of PAE,  including all substitutions therefor, accretions thereto, payments thereon and proceeds thereof;

(b)

"Exercised Shares" means such number of Shares of PAE as Fremantle become entitled to receive through the exercise of its rights under the PAPDC Conversion Right Certificate; and

(c)

  the "Fremantle Secured Obligations" means the obligations of PAPDC to deliver the Exercised Shares to Fremantle pursuant to the PAPDC Conversion Right Certificate and the Conversion Right Assumption Agreement.

4.

The Pledged Shares are hereby pledged and assigned to Fremantle and shall be held on behalf of Fremantle as a general and continuing collateral security for the performance of the Fremantle Secured Obligations. The parties agree that the Pledged Shares shall be held in the possession of the Escrow Agent under the Escrow Agreement to give effect to the pledge constituted hereby.

5.

If Fremantle exercises its rights under the Conversion Right Certificate, Fremantle shall contemporaneously with such exercise give notice thereof to PAPDC and the Escrow

Exhibit 4.11

Agent setting forth the number of the Exercised Shares, together with registration and delivery instructions for the shares to be delivered to Fremantle.

6.

On the date upon which Fremantle becomes entitled to the Exercised Shares, Fremantle shall be entitled to possession of the Exercised Shares from the Escrow Agent, who shall deliver the Exercised Shares to or to the order of Fremantle,  unless prior to that date PAPDC gives Fremantle written notice (the "Dispute Notice") to the effect that it in good faith and on reasonable grounds disputes the calculation by Fremantle of the number of the Exercised Shares claimed by Fremantle and sets forth the basis upon which such dispute is made.

7.

If a Dispute Notice is given, such number of the Pledged Shares as are in dispute (the "Disputed Shares") shall remain subject to the terms of this Pledge Agreement and held by the Escrow Agent under the terms of the Escrow Agreement. Fremantle shall be entitled to immediate delivery and possession of the balance of the Exercised Shares.

8.

Delivery of shares to Fremantle shall be effected by delivery of the share certificate(s) representing the shares being so delivered to such person as Fremantle instructs as provided above.

9.

If a Dispute Notice is given, the parties shall work together in good faith and on reasonable commercial grounds to resolve such dispute.

10.

If Fremantle does not exercise its rights under the Conversion Right Certificate prior to expiry thereof, this pledge shall terminate and the Pledged Shares shall be released and returned to or to the order of PAPDC.

11.

Any Pledged Shares held under this pledge shall be voted as directed by PAPDC, until such time as Fremantle shall become entitled to delivery of the Exercised Shares. Any Disputed Shares shall not be voted.

12.

Any notice, demand or other communication required or permitted to be given to any party hereunder shall be in writing and may be made or given by facsimile transmission or by delivering the same in the case of Fremantle,  to the address set forth in the Debt Repayment Agreement pursuant to which the Conversion Right Agreement was issued, with a copy to Blake Cassels & Graydon LLP as set forth in the Debt Repayment Agreement,  and in the case of PAPDC to Suite 402, 220 Duncan Mill Road, Toronto Ontario M3B 3J5 with a copy to PAE as set forth in the Debt Repayment Agreement.

and shall be conclusively deemed to have been received by the addressee, if sent by facsimile transmission or by delivery, then on the business day so sent or delivered.

IN WITNESS WHEREOF this agreement has been executed as of the 31st day of May, 2004.

FREMANTLEMEDIA ENTERPRISES LTD.               PEACE ARCH PROJECT

                                                                                      DEVELOPMENT CORP.

By:/s/ Sarah Tipay____________________                            By:_/s/ John Curtis____________